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                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1990       1991      1992      1993        1994      9/30/95
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . .  $66,403   $ 72,800   $ 84,177  $ 80,472    $ 75,815    $ 79,799
   Interest on Other Long-term Debt. . . . . . . .   19,637     18,282     17,986    16,846      16,415      16,414
   Interest on Short-term Debt . . . . . . . . . .    1,633      3,089      1,792     1,615       3,366       5,230
   Miscellaneous Interest Charges. . . . . . . . .    1,999      3,011      2,617     2,954       3,913       3,704
   Estimated Interest Element in Lease Rentals . .    5,300      5,700      6,700     7,900       7,700       7,700
        Total Fixed Charges. . . . . . . . . . . .  $94,972   $102,882   $113,272  $109,787    $107,209    $112,847

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $107,988   $140,419   $131,419  $125,132    $102,345    $ 98,875
   Plus Federal Income Taxes . . . . . . . . . . .   41,194     47,227     46,017    51,681      39,599      43,484
   Plus State Income Taxes . . . . . . . . . . . .    5,878      3,650      2,649     8,887       5,910       7,526
   Plus Fixed Charges (as above) . . . . . . . . .   94,972    102,882    113,272   109,787     107,209     112,847
        Total Earnings . . . . . . . . . . . . . . $250,032   $294,178   $293,357  $295,487    $255,063    $262,732

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.63       2.85       2.58      2.69        2.37        2.32
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